NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                        FOR IMMEDIATE RELEASE

                                                                                        March 24, 2009

NORFOLK SOUTHERN NAMES MANION COO; VICE CHAIRMAN TOBIAS RETIRES

NORFOLK, VA. -- Mark D. Manion, a 34-year veteran of railroad operations, has been named executive vice president and chief operating officer for Norfolk Southern Corporation, with headquarters in Norfolk, effective April 1.

He succeeds Stephen C. Tobias, who retires March 31 as vice chairman and chief operating officer.

"As Norfolk Southern's chief operating officer, Steve has earned an unparalleled legacy for employee safety and operational efficiency. Our company today is a clear reflection of his vision and constancy," said CEO Wick Moorman. "Mark and his team are positioned to build on these successes, and I am confident that NS will continue to set new standards for excellence in our industry."

            Manion joined NS in 1975 as a management trainee. He served in a range of operations positions, including trainmaster, superintendent, general manager, vice president mechanical, and senior vice president transportation operations before being named executive vice president operations in 2004. He holds a degree in business management from the University of Missouri.

            Tobias joined NS in 1969 as a junior engineer. He served as a terminal trainmaster, superintendent, general manager, vice president transportation, vice president strategic planning, senior vice president operations, and executive vice president operations before being named vice chairman and chief operating officer in 1998. In 2008, Railway Age magazine named Tobias "Railroader of the Year," calling him "a true thoroughbred among operating officers."

            Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com